Exhibit 23.3

NOTICE REGARDING CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS - ARTHUR ANDERSEN LLP

        Iomega Corporation was unable after reasonable efforts to obtain the written consent of Arthur Andersen LLP to incorporate by reference in Iomega Corporation’s registration statement on Form S-8 relating to the Iomega Corporation Management Incentive Plan the report of Arthur Andersen LLP dated January 15, 2002. However, Rule 437a of the Securities Act of 1933, as amended (the “Securities Act”), permits Iomega Corporation to dispense with the requirement to file the written consent of Arthur Andersen LLP in connection with the filing of the registration statement on Form S-8 relating to the Iomega Corporation Management Incentive Plan. As a result, Arthur Andersen LLP may not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions of a material fact required to be stated therein. Accordingly, participants in the plan may be unable to assert a claim against Arthur Andersen LLP under Section 11(a) of the Securities Act.